Exhibit 8.1

Alston&Bird llp

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8680

www.alston.com

June 22, 2020

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Attention: Dennis Hudson

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Seacoast Banking Corporation of Florida (“SBC”) in connection with negotiating the merger (the “Merger”) of Fourth Street Banking Company, a Florida corporation (“Fourth Street”) with and into SBC, concurrent with the merger of Freedom Bank, a Florida chartered bank and wholly-owned subsidiary of Fourth Street (the “Bank”) with and into Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), pursuant to the Agreement and Plan of Merger dated as of January 23, 2020 (the “Merger Agreement”). SBC will be the surviving corporation upon consummation of the Merger. Capitalized terms used but not defined in this opinion are defined in the Agreement.

This opinion is being delivered in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement of Fourth Street and Prospectus of Seacoast, filed by Seacoast with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on the date hereof and to which this opinion is an exhibit.

In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness of the facts, information, representations, covenants, and agreements contained in the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate, certified, or conformed copies, and the authenticity of the originals of such latter documents. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants, and agreements made by Seacoast and Fourth Street, including factual statements and representations set forth in the letters dated the date hereof from officers of Seacoast and Fourth Street delivered to us (the “Representation Letters”). We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Seacoast Banking Corporation of Florida

June 22, 2020

For purposes of rendering our opinion, we have assumed that: (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement, the Registration Statement, and the Representation Letters are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time and thereafter (where relevant); (iii) any statements made in the Merger Agreement, the Registration Statement, or the Representation Letters regarding the “belief” of any person are true, complete, and correct, and will remain true, complete, and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification; and (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants, and agreements set forth in the documents referred to in this paragraph.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service, currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or any other document on which we have relied, could affect our conclusion herein. Moreover, an opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that

1.            The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

Seacoast Banking Corporation of Florida

June 22, 2020

2.            Each of SBC and Fourth Street will be a party to that reorganization within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement, and we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such events on our conclusion herein.

We are furnishing this opinion to Seacoast in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  Any other person should consult with its own tax advisor to determine the applicable tax consequences of the Merger based on its particular circumstances. This opinion is expressed as of the date hereof and is limited to the U.S. federal tax matters specifically covered hereby and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Alston & Bird LLP
ALSTON & BIRD LLP